Exhibit 99.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
GSI Commerce, Inc.
King of Prussia, PA
We have audited the accompanying consolidated balance sheets of GSI Commerce, Inc. and subsidiaries (the “Company”) as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended December 29, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSI Commerce, Inc. and subsidiaries as of December 29, 2007 and December 30, 2006, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 29, 2007, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share Based Payments,” effective January 1, 2006.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 29, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.
Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 12, 2008, except for the information included under the “Segments” heading in Note 14, as to which the date is October 31, 2008

GSI COMMERCE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 30,	December 29,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$71,382	$231,511
Marketable securities	113,074	—
Accounts receivable, net of allowance of $1,078 and $1,833	38,681	64,285
Inventory	46,816	47,293
Deferred tax assets	10,403	14,114
Prepaid expenses and other current assets	6,409	12,459

Total current assets	286,765	369,662

Property and equipment, net	106,204	156,774
Goodwill	17,786	82,757
Intangible assets, net of accumulated amortization of $441 and $4,972	2,027	16,476
Equity investments	2,435	6,202
Long-term deferred tax assets	36,792	45,234
Other assets, net of accumulated amortization of $11,926 and $14,545	11,548	16,535

Total assets	$463,557	$693,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,553	$85,667
Accrued expenses	72,740	98,179
Deferred revenue	11,790	17,588
Current portion of long-term debt	510	2,406

Total current liabilities	161,593	203,840

Convertible notes	57,500	207,500
Long-term debt	12,856	27,245
Deferred revenue and other long-term liabilities	3,901	5,634

Total liabilities	235,850	444,219

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 0 shares issued and outstanding as of December 30, 2006 and December 29, 2007	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; 45,878,527 and 46,847,919 shares issued as of December 30, 2006 and December 29, 2007 respectively; 45,878,324 and 46,847,716 shares outstanding as of December 30, 2006 and December 29, 2007, respectively	458	468
Additional paid in capital	347,676	366,400
Accumulated other comprehensive loss	(97)	(156)
Accumulated deficit	(120,330)	(117,291)

Total stockholders’ equity	227,707	249,421

Total liabilities and stockholders’ equity	$463,557	$693,640

The accompanying notes are an integral part of these consolidated financial statements.

GSI COMMERCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Fiscal Year Ended
	December 31,	December 30,	December 29,
	2005	2006	2007
Revenues:
Net revenues from product sales	$355,374	$461,183	$512,194
Service fee revenues	85,018	148,370	237,763

Net revenues	440,392	609,553	749,957

Costs and expenses:
Cost of revenues from product sales	263,829	331,253	356,541
Marketing	27,086	48,658	64,573
Account management and operations, inclusive of $3,200, $3,654 and $3,101 of stock-based compensation	80,417	117,261	177,333
Product development, inclusive of $398, $936 and $1,615 of stock-based compensation	28,833	45,375	65,898
General and administrative, inclusive of $207, $2,988 and $3,703 of stock-based compensation	22,714	36,062	43,333
Depreciation and amortization	14,635	21,297	37,337

Total costs and expenses	437,514	599,906	745,015

Income from operations	2,878	9,647	4,942

Other (income) expense:
Interest expense	2,220	3,107	6,016
Interest income	(2,944)	(6,075)	(9,270)
Other expense, net	582	37	237
Loss on investments	—	2,873	5,007

Total other (income) expense	(142)	(58)	1,990

Income before income taxes	3,020	9,705	2,952

Provision (benefit) for income taxes	321	(43,728)	(87)

Net income before cumulative effect of change in accounting principle	2,699	53,433	3,039
Cumulative effect of change in accounting principle	—	268	—

Net income	$2,699	$53,701	$3,039

Basic earnings per share:
Prior to cumulative effect of change in accounting principle	$0.06	$1.18	$0.07
Cumulative effect of change in accounting principle	—	0.01	—

Earnings per share — basic:	$0.06	$1.19	$0.07

Diluted earnings per share:
Prior to cumulative effect of change in accounting principle	$0.06	$1.09	$0.06
Cumulative effect of change in accounting principle	—	0.01	—

Earnings per share — diluted:	$0.06	$1.10	$0.06

Weighted average shares outstanding — basic	43,216	45,174	46,433

Weighted average shares outstanding — diluted	45,321	50,624	48,739

The accompanying notes are an integral part of these consolidated financial statements.

GSI COMMERCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

						Accumulated
						Accumulated
			Additional			Other
	Common Stock		Paid in	Accumulated	Comprehensive	Comprehensive	Treasury Stock
	Shares	Dollars	Capital	Deficit	(Loss) Income	Loss	Shares	Dollars	Total

Consolidated balance at January 1, 2005	41,584	$416	$294,471	$(176,730)		$(104)	1	$—	$118,053

Net income				2,699	2,699				2,699
Net unrealized loss on available- for-sale securities, net of tax of $0					(370)	(370)			(370)
Unrealized loss on investment in Odimo recorded at fair value, net of tax of $0 (See Note 3)					(1,870)	(1,870)			(1,870)

Comprehensive income					$459

Stock-based compensation expense			686						686
Issuance of common stock during public offering	1,872	19	27,763						27,782
Issuance costs related to the common stock public offering			(1,839)						(1,839)
Issuance of common stock upon exercise of options	1,013	10	7,939				(1)		7,949
Tax benefit in connection with exercise of stock options and awards			83						83

Consolidated balance at December 31, 2005	44,469	$445	$329,103	$(174,031)		$(2,344)	—	$—	$153,173

Net income				53,701	53,701				53,701
Net unrealized gain on available- for-sale securities, net of tax of $57					388	388			388
Unrealized loss on investment in Odimo recorded at fair value, net of tax of $0 (See Note 3)					(860)	(860)			(860)
Add: Reclassification adjustment for losses realized in net income					2,730	2,730			2,730
Cumulative translation adjustment, net of tax of $0					(11)	(11)			(11)

Comprehensive income					$55,948

Stock-based compensation expense			4,951						4,951
Common stock issued to finance acquisition	83	1	1,299						1,300
Issuance of common stock and warrants upon exercise of options	1,246	12	10,154						10,166
Issuance of stock awards upon vesting	81		(242)						(242)
Tax benefit in connection with exercise of stock options and awards			2,679						2,679
Cumulative effect of change in accounting principle			(268)						(268)

Consolidated balance at December 30, 2006	45,879	$458	$347,676	$(120,330)		$(97)	—	$—	$227,707

Net income				3,039	3,039				3,039
Net unrealized gain on available- for-sale securities, net of tax of $0					11	11			11
Add: Reclassification adjustment for losses realized in net income					80	80			80
Cumulative translation adjustment, net of tax of $0					(150)	(150)			(150)

Comprehensive income					$2,980

Stock-based compensation expense			7,405						7,405
Issuance of common stock and warrants upon exercise of options	805	8	8,072						8,080
Issuance of stock awards upon vesting	164	2	(2)						—
Share-based awards retained for taxes			(1,288)						(1,288)
Tax benefit in connection with exercise of stock options and awards			4,537						4,537

Consolidated balance at December 29, 2007	46,848	$468	$366,400	$(117,291)		$(156)	—	$—	$249,421

The accompanying notes are an integral part of these consolidated financial statements.

GSI COMMERCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended
	December 31,	December 30,	December 29,
	2005	2006	2007
Cash Flows from Operating Activities:
Net income	$2,699	$53,701	$3,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,587	20,821	32,763
Amortization	48	476	4,574
Stock-based compensation	3,805	7,578	8,419
Tax benefit in connection with exercise of stock options and awards	83	—	—
Loss on investments	—	2,873	5,007
Loss on disposal of equipment	78	329	34
Deferred income taxes	—	(44,404)	(505)
Cumulative effect of change in accounting principle	—	(268)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(9,317)	(14,280)	(7,005)
Inventory	3,171	(12,204)	(471)
Prepaid expenses and other current assets	(659)	(3,272)	(2,265)
Other assets, net	(397)	(2,256)	1,106
Accounts payable and accrued expenses and other	13,005	48,377	7,633
Deferred revenue	(2,818)	8,606	5,805

Net cash provided by operating activities	24,285	66,077	58,134

Cash Flows from Investing Activities:
Payments for acquisitions of businesses, net of cash acquired	(768)	(5,849)	(100,574)
Cash paid for property and equipment, including internal use software	(29,551)	(42,621)	(54,196)
Proceeds from government grant related to corporate headquarters	—	3,000	—
Funding of restricted cash escrow funds	—	(1,052)	—
Other deferred cost	(95)	95	—
Cash paid for equity investments	(136)	(2,435)	(3,083)
Purchases of marketable securities	(176,789)	(226,968)	(263,688)
Sales of marketable securities	123,480	222,685	371,264

Net cash used in investing activities	(83,859)	(53,145)	(50,277)

Cash Flows from Financing Activities:
Proceeds from convertible notes	57,500	—	150,000
Proceeds from long-term borrowing	—	343	—
Issuance costs paid for convertible notes	(2,589)	—	(5,042)
Repayments of loan	(339)	—	—
Repayments of capital lease obligations	(452)	(469)	(935)
Repayments of mortgage note	(153)	(170)	(182)
Proceeds from sales of common stock	27,782	—	—
Equity issuance costs paid	(1,839)	—	—
Excess tax benefit in connection with exercise of stock options and awards	—	145	359
Proceeds from exercise of common stock options and warrants	7,949	10,166	8,080

Net cash provided by financing activities	87,859	10,015	152,280

Effect of exchange rate changes on cash and cash equivalents	12	74	(8)

Net increase in cash and cash equivalents	28,297	23,021	160,129
Cash and cash equivalents, beginning of period	20,064	48,361	71,382

Cash and cash equivalents, end of period	$48,361	$71,382	$231,511

Supplemental Cash Flow Information
Cash paid during the period for interest	$2,073	$3,182	$5,622
Cash paid during the period for income taxes	—	—	564
Noncash Investing and Financing Activities:
Temporary unrealized loss on investment in Odimo recorded at fair value	(1,870)	—	—
Accrual for purchases of property and equipment	1,773	1,619	2,943
Equipment financed under capital lease	—	—	15,562
Common stock issued to finance acquisition	—	1,300	—
The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1—DESCRIPTION OF BUSINESS
GSI Commerce, Inc. (“GSI” or the “Company”), a Delaware corporation, is a leading provider of services for e-commerce, multichannel retailing, and interactive marketing to large business-to-consumer enterprises in the U.S. and internationally. Through the Company’s e-commerce and multichannel services, it either operates, or has agreements to operate, all or portions of the e-commerce or direct-to-consumer businesses of ‘client’ companies in the U.S. and internationally. The Company delivers customized e-commerce solutions to its clients through its integrated e-commerce platform, which is comprised of three components: technology, fulfillment and customer care. The Company offers each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. The Company also offers a full suite of interactive marketing services.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following summarize the Company’s significant accounting policies:
Fiscal Year: The Company’s fiscal year ends on the Saturday closest to December 31. The fiscal year is named for the calendar year ending on that December 31.
Basis of Consolidation: The financial statements presented include the accounts of the Company and all wholly owned subsidiaries. Inter-company balances and transactions among consolidated entities have been eliminated.
Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.
Fair Values: The estimated fair value amounts presented in these consolidated financial statements have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 29, 2007 and December 30, 2006, and have not been comprehensively revalued for purposes of these consolidated financial statements since such dates. Cash, trade receivables and trade payables are recorded at cost, which approximates their fair values due to their short-term nature.
Reclassifications: As a result of the Accretive Commerce, Inc. acquisition disclosed in Note 6, Acquisitions, certain prior fiscal year amounts have been reclassified to conform with the current presentation, including the following reclassifications: Intangible assets with a cost of $2,468 and a net book value of $2,027 were reclassified from other assets, net, to a separate line item for intangible assets, net in the Consolidated Balance Sheet as of December 30, 2006. Also, for fiscal 2006 and fiscal 2005, amortization of $476 and $48, respectively has been reclassified from depreciation to a separate line item for amortization on the Consolidated Statements of Cash Flows.
In addition, the Company replaced the sales and marketing line item in its Condensed Consolidated Statements of Operations with two separate line items: (i) marketing and (ii) account management and operations. Marketing expenses include client revenue share expenses, net advertising and promotional expenses, subsidized shipping and handling expenses, and catalog expenses. The remaining expenses that were formerly included in sales and marketing are now included within account management and operations. Account management and operations expenses include fulfillment costs, customer care costs, credit card fees, and payroll related to the buying, business management and marketing functions of the Company. This change was made to enable investors to analyze the Company’s expenses in a manner consistent with how the business is viewed internally and managed. The Company conformed this presentation for all periods presented.
Cash and Cash Equivalents: The Company considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents. The carrying value of cash equivalents approximates their current market value.
Inventory: Inventory, primarily consisting of sporting goods and consumer electronics, is valued at the lower of cost (determined using the weighted average method) or market. Inherent in this valuation are significant management judgments and estimates, including among others, assessments concerning obsolescence and shrinkage rates. Based upon these judgments and estimates, which are applied consistently from period to period, the Company records a valuation allowance to adjust the carrying amount of its inventory.

Property and Equipment: Property and equipment are stated at cost, net of accumulated depreciation or amortization. Costs incurred to develop internal-use computer software during the application development stage, including those relating to developing clients’ Web stores, generally are capitalized. Costs of enhancements to internal-use computer software are also capitalized, provided that these enhancements result in additional functionality. Depreciation or amortization is provided using the straight-line method over the estimated useful lives of the assets, which are generally:
•	Three years for office equipment;

•	Three to four years for computer hardware and software;

•	Seven years for furniture and fulfillment center equipment;

•	The lesser of fifteen years or lease term for leasehold improvements;

•	Fifteen years for building improvements; and

•	Thirty years for buildings.
Expenditures for maintenance and repairs are expensed as incurred.
Goodwill and Other Intangible Assets: Goodwill is tested for impairment on an annual basis and whenever events or changes in circumstances indicate the carrying value of the goodwill may not be recoverable. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. The Company determines fair value using widely accepted valuation techniques, including discounted cash flow analyses and other assumptions.
In the fourth quarter of fiscal 2007, the Company completed its annual impairment testing of goodwill and determined there was no impairment.
The Company amortizes other intangible assets over their estimated useful lives. The Company records an impairment charge on these assets when it determines that their carrying value may not be recoverable. The carrying value is not recoverable if it exceeds the undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When there is existence of one or more indicators of impairment, the Company measures any impairment of intangible assets based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our business model. The Company’s estimates of future cash flows attributable to its other intangible assets require significant judgment based on the Company’s historical and anticipated results and are subject to many factors.
Long-Lived Assets: The ability to realize long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover their carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow and profitability projections that incorporate, as applicable, the impact on the existing business. The analyses necessarily involve significant management judgment. Any impairment loss, if indicated, is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.
Equity Investments and Other: The Company accounts for its equity investments in accordance with Accounting Principles Board Opinion 18, “The Equity Method of Accounting for Investments in Debt and Equity Securities” (“APB18”), and monitors its investment periodically to evaluate whether any changes in fair value become other-than-temporary. Currently all of the Company’s equity investments are recorded by utilizing the cost method as prescribed by APB 18.
Other Assets, Net: Other assets, net consists primarily of the debt issuance costs related to the June 2005 and July 2007 subordinated convertible debt offerings, deferred client revenue share charges and prepaid revenue share payments.
The debt issuance costs related to the June 2005 and July 2007 offerings of $207,500 aggregate subordinated convertible notes had a cost of $7,631 and a net book value of $5,933 as of December 29, 2007, and had a cost of $2,589 and a net book value of $1,769 as of December 30, 2006. The issuance costs are being amortized using the straight-line method which approximates the effective interest method and the weighted average amortization period is 5.6 years. Total amortization related to the issuance costs, which is reflected as a portion of interest expense, was $878 for fiscal 2007, $518 for fiscal 2006 and $302 for fiscal 2005.
Deferred client revenue share charges, resulting from one client’s exercise of a right to receive 1,600 shares of the Company’s common stock in lieu of future cash client revenue share payments, were $3,337 as of December 29, 2007 and $4,351 as of December 30, 2006. As a result of certain revenue thresholds being achieved in the third quarter of fiscal 2006, the remaining client revenue share charges related to the exercise of common stock are being amortized on a straight-line basis over the remaining term of the contract. Stock-based compensation expense related to the amortization of deferred client revenue share charges was $1,014 for fiscal 2007, $2,627 for fiscal 2006 and $3,119 for fiscal 2005, and is reflected within marketing expense in the Consolidated Statements of Operations.

The total prepaid revenue share payments included in other assets were $1,771 as of December 29, 2007 and $2,438 as of December 30, 2006 and are being amortized on a straight-line basis over the remaining term of the contract within marketing expense in the Consolidated Statements of Operations.
Accrued Expenses: Accrued expenses include $43,825 of amounts payable to the Company’s clients as of the end of fiscal 2007. No other individual balance was greater than 5% of total current liabilities as of December 29, 2007. As of the end of fiscal 2006, accrued expenses included $33,563 of amounts payable to the Company’s clients and accrued shipping of $8,204. No other individual balance was greater than 5% of total current liabilities as of December 30, 2006.
Revenue Recognition: The Company recognizes revenues in accordance with Staff Accounting Bulletin 104, “Revenue Recognition.” Revenue is recognized when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable and collectibility is reasonably assured.
The Company considers the criteria presented in Emerging Issues Task Force (“EITF”) 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”), in determining the appropriate revenue recognition treatment. For the Company’s fulfillment and drop-shipping services, when the Company is the primary obligor in a transaction, has general inventory risk, has established the selling price, has discretion in supplier selection and has credit risk, or have several but not all of these indicators, it records revenue gross as a principal and records these revenues as revenues from product sales. When the Company does not have several or all of these factors, it records the commission or fee retained as service fee revenue. Revenue generated from the Company’s customer care, interactive marketing and technology services are also recorded as service fees.
The Company follows EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), for revenue arrangements that include multiple deliverables. The revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: the delivered item has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items and delivery of any undelivered item is probable and substantially in the Company’s control.
Net Revenues from Product Sales: The Company recognizes revenue from product sales, which includes shipping revenue for all clients that it provides fulfillment services upon shipment of products to customers, net of estimated returns based on historical experience and current trends. The Company recognizes revenue from shipping when products are shipped and title and significant risks of ownership passes to the customer. The majority of product sales are shipped from the Company’s fulfillment centers. The Company also relies upon certain vendors to ship products directly to customers on its behalf. The Company acts as principal in these transactions, as orders are initiated directly through the e-commerce businesses that it operates, because the Company has inventory risk, establishes selling prices, takes title to the goods at the shipping point and has the economic risk related to collection, customer care and returns.
The Company pays a percentage of the revenues generated from product sales through the e-commerce businesses that it operates to its respective clients in exchange for the rights to use their brand names and the promotions and advertising that its clients agree to provide. The Company refers to these payments as client revenue share expenses. The Company has considered the revenue reduction provisions addressed in EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-09”), and believes that the payment of client revenue share expense to its clients should not result in any reduction of revenues. EITF 01-09 addresses consideration paid to parties along a distribution chain. The Company purchases merchandise from its vendors, at its discretion, and is responsible for paying those vendors. The amounts purchased and the prices paid to the Company’s vendors are not in any way impacted by the revenue share provisions of its agreements with its clients. Accordingly, the Company’s clients and its vendors are not linked in the distribution chain and it believes that the provisions of EITF 01-09 do not apply.
Service Fee Revenues: Services fees are generated based on a client’s use of one or more of the Company’s e-commerce platform components or elements of those components, which include technology, fulfillment and customer care. Service fees are also generated from professional, technology and interactive marketing services. Service fees can be fixed or variable and can be based on the activity performed, the value of merchandise sold, or gross profit. For fulfillment services in which the Company is deemed to be the agent in accordance with EITF 99-19, the Company records service fee revenue based on the net fee retained. We recognize revenues from services provided when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists, services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured.
The Company does not specifically record “cost of service fee revenues” as these costs are incurred by its service fee-based clients rather than by the Company. Operating expenses relating to service fee revenues consist primarily of personnel and other costs associated with the Company’s engineering, production and creative departments which are included in product development expense, as well as fulfillment costs and personnel and other costs associated with its marketing and customer care departments which are included in account management and operations in the Consolidated Statements of Operations.

Deferred revenue consists of payments received for service fees in advance of the delivery of the Company’s service obligation, as well as for sales of gift certificates and gift cards redeemable through its clients’ e-commerce businesses. For service fees received in advance, revenue is recognized either over the service period or upon completion of the Company’s obligation. For gift certificates and gift cards, the Company recognizes revenue as the gift certificates and or cards are redeemed.
Cost of Revenues: Cost of revenues consist of cost of revenues from product sales. Cost of revenues from product sales include the cost of products sold and inbound freight related to these products, as well as outbound shipping and handling costs, other than those related to promotional free shipping and subsidized shipping and handling which are included in marketing expense in the Consolidated Statements of Operations. The Company does not record cost of service fee revenue. Cost of revenue does not include any cost of service fee revenue, because the Company is deemed to be an agent in accordance with EITF 99-19.
Vendor Allowances: In accordance with EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” vendor allowances are recorded as a reduction in the cost of the applicable vendor’s products and recognized in cost of revenues from product sales when the related product is sold unless the allowances represent reimbursement of a specific incremental and identifiable cost incurred to promote the vendor’s product. If the allowance represents a reimbursement of cost, it is recorded as an offset to the associated expense incurred. Any reimbursement greater than the costs incurred is recognized as a reduction in the cost of the product.
Marketing: Marketing expenses include client revenue share charges, net advertising and promotional expenses incurred by the Company in operating its clients’ e-commerce businesses,. Client revenue share charges are payments made to the Company’s clients in exchange for the use of their brand names, logos, the promotion of its clients’ URLs, Web stores and toll-free telephone numbers in clients’ marketing and communications materials, the implementation of programs to provide incentives to customers to shop through the e-commerce businesses that the Company operates for its clients and other programs and services provided to the customers of the e-commerce businesses that the Company operates for its clients, net of amounts reimbursed to the Company by its clients. Client revenue share charges were $35,297 for fiscal 2007, $25,007 for fiscal 2006 and $12,880 for fiscal 2005, and are included in marketing expenses in the Consolidated Statements of Operations.
Shipping and Handling Costs: The Company defines shipping and handling costs as only those costs incurred for a third-party shipper to transport products to the customer and these costs are included in cost of revenues from product sales to the extent of shipping revenue. In some instances, shipping and handling costs exceed shipping charges to the customer and are subsidized by the Company. Additionally, the Company selectively offers promotional free shipping whereby it ships merchandise to customers free of all shipping and handling charges. The cost of promotional free shipping and subsidized shipping and handling was $5,908 for fiscal 2007, $4,626 for fiscal 2006 and $3,694 for fiscal 2005, and are included in marketing expenses in the Consolidated Statements of Operations.
Advertising: The Company expenses the cost of advertising, which includes online marketing fees, media, agency and production expenses, in accordance with the American Institute of Certified Professional Accountants Accounting Standards Executive Committee’s Statement of Position (“SOP”) 93-7, “Reporting on Advertising Costs” (“SOP 93-7”). Advertising production costs are expensed the first time the advertisement runs. Online marketing fees and media (television, radio and print) placement costs are expensed in the month the advertising appears. Agency fees are expensed as incurred. Advertising and promotional expenses are net of amounts reimbursed to the Company by its clients. Advertising costs were $19,285 for fiscal 2007, $19,175 for fiscal 2006 and $10,552 for 2005, and are primarily included in marketing expenses in the Consolidated Statements of Operations.
Catalog Costs: Direct response advertising consists primarily of creative design, paper, printing, postage, and mailing costs, which are capitalized and amortized over the expected future revenue stream, which is generally a period not exceeding six months. The Company accounts for catalog costs in accordance with SOP 93-7, which requires that the amortization of capitalized advertising costs be based upon the ratio of actual revenues to the total of actual and estimated future revenues on an individual catalog basis. Deferred catalog costs included in prepaid expenses and other current assets were $604 for fiscal 2007 and $592 for fiscal 2006. Catalog costs were $4,263 for fiscal 2007, $4,416 for fiscal 2006 and $582 for fiscal 2005, and are reflected in marketing expenses in the Consolidated Statements of Operations.
Fulfillment Costs: The Company defines fulfillment costs as personnel, occupancy and other costs associated with its fulfillment centers, personnel and other costs associated with its logistical support and vendor operations departments and third-party warehouse and fulfillment services costs. Fulfillment costs were $72,624 for fiscal 2007, $43,124 for fiscal 2006 and $31,152 for fiscal 2005, and are included in account management and operations in the Consolidated Statements of Operations.

Product Development: Product development expenses consist primarily of expenses associated with planning, maintaining and operating the technology platform on which the Company operates its clients’ e-commerce businesses, and payroll and related expenses for the Company’s engineering, production, creative and management information systems departments. In accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” (“SOP 98-1”) the Company capitalizes costs incurred during the application development stage related to the development of internal-use software and amortizes these costs over the estimated useful life of four years. Amounts capitalized under SOP 98-1 are amortized over four years and included in depreciation and amortization in the Consolidated Statement of Operations. Costs incurred relating to planning and training or maintenance of internal-use software is expensed as incurred.
Stock-Based Compensation: Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic method prescribed in APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation expense for stock options issued to employees was measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company accounted for stock-based compensation for stock options and warrants issued to non-employees in accordance with SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” and EITF 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Accordingly, compensation expense for stock options and warrants issued to non-employees was measured using a Black-Scholes valuation model that takes into account significant assumptions as to the expected life of the option or warrant, the expected volatility of the Company’s common stock and the risk-free interest rate over the expected life of the option or warrant. Compensation expense for restricted stock awards was recorded on a straight-line method over the vesting period.
Effective January 1, 2006, the Company adopted SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”), using the modified prospective approach, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period during which awards are expected to vest. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of the Company’s common stock and the fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with the valuation techniques previously utilized by the Company for options in the pro forma disclosures required under SFAS 123. Such value is recognized as expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS 123(R) for all unvested options as of January 1, 2006. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. During the fourth quarter of fiscal 2007 and fiscal 2006, the Company recalculated its projected forfeiture rate as it applies to stock-based compensation based on historical data. For fiscal 2007 the impact of the change in estimate for the change in forfeiture rate increased operating expenses and decreased net income by $495, which decreased both basic and diluted earnings per share by $0.01. For fiscal 2006 the impact of the change in estimate for the change in forfeiture rate increased operating expenses and decreased net income by $258, which decreased diluted earnings per share by $0.01. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.
The adoption of SFAS 123(R) resulted in a cumulative benefit from accounting change of $268 and an increase in earnings per share of $0.01 in fiscal 2006, which reflects the cumulative impact of estimating future forfeitures in the determination of period expense, rather than recording forfeitures when they occur as previously permitted. The incremental stock-based compensation expense recognized due to the adoption of SFAS 123(R) was $644 for fiscal 2007 and $1,660 for fiscal 2006.
Prior to the adoption of SFAS 123(R), the Company presented excess tax benefits resulting from stock-based compensation as operating cash flows within the Consolidated Statements of Cash Flows. SFAS 123(R) requires that cash flows resulting from the impact of any excess tax deduction in excess of compensation cost recognized in the financial statements be classified as financing cash inflows within the consolidated statements of cash flows. In fiscal 2007 and fiscal 2006, the cash retained from the tax benefit resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes was $359 and $145, respectively.
Upon adoption of SFAS 123(R), the Company elected the alternative transition method for calculating the tax effects of stock-based compensation pursuant to FASB Staff Position SFAS 123(R)-3, “Transition Election to Accounting for the Tax Effects of Share Based Payment Awards” (“SFAS 123(R)-3”). Under SFAS 123(R)-3, the Company determined the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of the employee stock-based compensation “as if” the Company had adopted the recognition provisions of SFAS 123 since its effective date of January 1, 1995. The Company also determined the subsequent impact on the APIC pool and Consolidated Statement of Cash Flows of the tax effect of employee stock-based compensation awards that were issued after the adoption of SFAS 123(R) and outstanding at the adoption date. The Company uses the tax-law-ordering method to determine when tax benefits in excess stock-based compensation costs are realized. For financial reporting, these excess tax benefits are realized in the fiscal year that they are deductible and reduce taxable income.

Stock-based compensation for fiscal 2005 was determined using the intrinsic value method. The following table provides supplemental information for fiscal 2005 as if stock-based compensation had been computed under SFAS 123:

Fiscal Year Ended
December 31,
2005

Net income, as reported	$2,699
Add: Stock-based compensation expense included in reported net income	684
Deduct: Total stock-based compensation determined under fair value based method for all stock option awards	(9,209)

Pro forma net loss	$(5,826)

Income (loss) per share:
As reported — basic	$0.06
Pro forma — basic	$(0.13)
As reported — diluted	$0.06
Pro forma — diluted	$(0.13)
The fair value of options granted under the 1996 and 2005 Equity Incentive Plans during fiscal 2005 were determined using the intrinsic value method. The following table provides supplemental information as if stock-based compensation had been computed under SFAS 123:

Fiscal Year Ended
December 31,
Assumption	2005

Dividend yield	None
Expected volatility	57.09%
Average risk free interest rate	3.82%
Average expected lives	1.60 years
There were no options granted during fiscal 2007 and fiscal 2006.
Income Taxes: The Company accounts for income taxes in accordance with SFAS 109, “Accounting for Income Taxes” (“SFAS 109”). In accordance with SFAS 109, the Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, is reflected in the consolidated financial statements in the period of enactment. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. At December 29, 2007 and December 30, 2006, the Company’s deferred tax assets, net of deferred tax liabilities and valuation allowances, were $59,348 and $47,195, respectively.
The Company does not provide for U.S. taxes on its undistributed earnings of foreign subsidiaries since it intends to invest such undistributed earnings indefinitely outside of the U.S. If such amounts were repatriated, the amount of U.S. income taxes would be immaterial.
Effective December 31, 2006 (the first day of fiscal 2007), the Company adopted the provisions of FASB’s Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” (“FIN 48”). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 states that a tax benefit from an uncertain tax position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority having full knowledge of all relevant information. A tax benefit from an uncertain position was previously recognized if it was probable of being sustained. Under FIN 48, the liability for unrecognized tax benefits is classified as noncurrent unless the liability is expected to be settled in cash within 12 months of the reporting date. For additional information, see Note 11, Income Taxes. The effect of the adoption of FIN 48 was immaterial. The Company has elected to record any interest or penalties from the uncertain tax position as income tax expense.

New Accounting Pronouncements: In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In January 2008, the FASB provided a one year deferral of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis, at least annually.
Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts business. SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Fair value measurements are required to be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for fiscal years beginning after November 15, 2007. For the Company’s financial assets and liabilities, the Company expects that its adoption of SFAS 157 will primarily impact its disclosures and not have a material impact on its consolidated results of operations, cash flows and financial position. The Company is currently evaluating the impact with respect to its non-financial assets and liabilities.
In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this statement will have a material impact on its consolidated financial statements. The Company did not elect to measure existing assets and liabilities at fair value on the date of adoption.
In December 2007, the FASB issued SFAS 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements on how the acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the entity acquired in its financial statements. In addition, SFAS 141(R) provides guidance on the recognition and measurement of goodwill acquired in the business combination or a gain from a bargain purchase as well as what information to disclose to enable users of the financial statements to evaluate the nature and financial impact of the business combination. SFAS 141(R) also requires recognition of assets and liabilities of noncontrolling interests acquired, fair value measurement of consideration and contingent consideration, expense recognition for transaction costs and certain integration costs, recognition of the fair value of contingencies, and adjustments to income tax expense for changes in an acquirer’s existing valuation allowances or uncertain tax positions that result from the business combination. SFAS 141(R) is effective for fiscal years beginning on or after December 15, 2008 and shall be applied prospectively. The Company has not determined the effect, if any, the adoption of this statement will have on its financial condition, results of operations or cash flows.
In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes principles and requirements on how to treat the portion of equity in a subsidiary that is not attributable directly or indirectly to a parent. This is commonly known as a minority interest. The objective of SFAS 160 is to improve relevance, comparability, and transparency concerning ownership interests in subsidiaries held by parties other than the parent by providing disclosures that clearly identify between interests of the parent and interest of the noncontrolling owners and the related impacts on the consolidated statement of income and the consolidated statement of financial position. SFAS 160 also provides guidance on disclosures related to changes in the parent’s ownership interest and deconsolidation of a subsidiary. The provisions of SFAS 160 apply prospectively with presentation and disclosure requirements applied retrospectively to all periods presented. The Standard is effective for annual reporting periods beginning after December 15, 2008. The Company has not determined the effect, if any, the adoption of this statement will have on the Company’s financial condition or results of operations.
Proposed Accounting Pronouncement: In August 2007, the FASB issued Proposed FASB Staff Position (“FSP”) APB 14-a, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-a”). FSP APB 14-a would require the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument. The Company’s $207,500 of subordinated convertible notes would be subject to the provisions of this proposal because under the notes the Company has the ability to elect cash settlement of the conversion value of the notes. The debt would be recognized at the present value of the Company’s cash flows discounted using its nonconvertible debt borrowing rate. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. The proposed FSP would also require an accretion of the resultant debt discount over the expected life of the debt. The proposed transition guidance requires retrospective application to all periods presented and does not grandfather existing instruments. In November 2007, the FASB announced it is expected to begin its redeliberations of the proposed FSP in February 2008, which was subsequently changed to March 2008. The Company believes that if the FSP is issued as proposed, it would result in a material decrease to the Company’s liabilities and a material increase to the Company’s stockholders’ equity on the Consolidated Balance Sheets. It would also result in a material decrease to net income as a result of a material non-cash increase to interest expense to accrete the value of the debt from its fair value to its principle amount over the term of the subordinated convertible notes in the Consolidated Statements of Operations. These changes would not impact the Company’s cash flows from operating activities, investing activities or financing activities.

NOTE 3—CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES
The Company had cash and cash equivalents of $231,511 as of December 29, 2007 and $71,382 as of December 30, 2006, and marketable securities of $0 as of December 29, 2007 and $113,074 as of December 30, 2006 invested with multiple financial institutions, which are potentially subject to credit risk. The composition of these investments is regularly monitored by management of the Company.
As of December 30, 2006, marketable securities, which consisted of investments in various debt securities, were classified as available-for-sale and reported at fair value, with unrealized gains and losses recorded as a component of stockholders’ equity in accordance with SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS 115”). The Company’s investments are governed by its investment policy, of which objective is to provide as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. Approved investments include U.S. Government securities and high-quality investments in corporations and municipalities, including investments in auction rate securities. All income generated from marketable securities is recorded as interest income. Due to uncertainties in the credit markets, the Company sold its entire marketable securities portfolio in fiscal 2007. The uncertainties in the credit markets in fiscal 2007 affected the Company’s holdings in auction rate securities. In the third quarter of fiscal 2007, the Company liquidated approximately $155,000 of investments in auction rate securities at par value but was unsuccessful in liquidating the remaining $72,300. The investments in auction rate securities that had unsuccessful auctions were of high credit quality and the respective credit ratings of the securities had not been lowered or put on credit watch. In the fourth quarter of fiscal 2007, the Company sold the remaining $72,300 of auction rate securities for approximately $67,293, resulting in a realized net loss of $5,007 which is reported in other (income)/expense in the Consolidated Statements of Operations based on the specific identification method.
During fiscal 2006, based on the Company’s inquiry and review of actions and activities of one of its equity investments, the Company determined that the fair value of its holding was not expected to recover fully before the expected time of the sale of the investment and recognized other-than-temporary impairment charges of $2,730, which were previously recorded as unrealized losses within accumulated other comprehensive loss on the Consolidated Balance Sheets. In addition, sales of shares of the Company’s investment resulted in a realized loss of $143 during fiscal 2006. The other-than-temporary impairment and realized loss are reflected as a separate line item in other (income)/expense in the Consolidated Statements of Operations. At December 29, 2007 and December 30, 2006, the Company had no remaining cost basis of this investment.
There were no realized gains or losses of marketable securities in fiscal 2005.
The Company had no investments in marketable securities as of December 29, 2007.
Marketable securities, at fair value, consisted of the following as of December 30, 2006:

	December 30, 2006
		Gross
	Amortized	Unrealized
	Cost	Losses	Fair Value

Auction rate securities	$73,625	$—	$73,625
Corporate bonds	27,888	(70)	27,818
Certificates of deposit	1,500	—	1,500
U.S. government agency securities	10,204	(73)	10,131

	$113,217	$(143)	$113,074

The following table shows the fair value of marketable securities with loss positions, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position at December 30, 2006:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Corporate bonds	$14,322	$(11)	$13,496	$(59)	$27,818	$(70)
U.S. government agency securities	2,495	(8)	7,636	(65)	10,131	(73)

	$16,817	$(19)	$21,132	$(124)	$37,949	$(143)

As of December 30, 2006, the Company considered the nature of these marketable securities, which were primarily U.S. government agency securities and corporate bonds, the amount of the impairments relative to the carrying value of the related investments and the duration of the impairments, and concluded that the impairments were not other-than-temporary.
NOTE 4—PROPERTY AND EQUIPMENT
The major classes of property and equipment, at cost, as of December 30, 2006 and December 29, 2007 were as follows:

	December 30,	December 29,
	2006	2007
Computer hardware and software	$101,985	$148,091
Building and building improvements	43,842	44,213
Furniture, warehouse and office equipment, and other	21,698	38,916
Land	7,889	7,889
Leasehold improvements	1,333	4,200
Capitalized lease	1,692	17,403
Construction in progress	689	1,528

	179,128	262,240
Less: accumulated depreciation	(72,924)	(105,466)

Property and equipment, net	$106,204	$156,774

During fiscal 2006, the Company received a government economic development grant of $3,000 related to the purchase of its corporate headquarters. The cost basis of the Company’s building and building improvements was reduced by the full amount of this grant.
The Company’s net investment in capital leases, which consist of computer hardware and warehouse equipment, was $16,095 as of December 29, 2007, and $751 as of December 30, 2006. Amortization of capital leases is included within depreciation expenses. Interest expense recorded on the capital leases was $711 for fiscal 2007 and $44 for fiscal 2006, $76 for fiscal 2005.
Depreciation and amortization is shown as a separate line item on the Consolidated Statement of Operations. Accordingly, cost of revenues is exclusive of depreciation and amortization.

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS
The following table summarizes the changes in the carrying amount of goodwill:

December 31, 2005	$13,932
Aspherio S.L. acquisition	3,854

December 30, 2006	17,786
Accretive Commerce acquisition	61,930
Zendor.com acquisition	3,041

December 29, 2007	$82,757

The Company’s intangible assets consisted of:

			Weighted-
	December 30,	December 29,	Average
	2006	2007	Life
Gross carrying value of intangible assets subject to amortization:
Customer contracts	$2,140	$17,282	1.9
Non-compete agreements	—	3,838	3.0
Other	328	328	1.5

	2,468	21,448	2.1
Accumulated amortization:
Customer contracts	(378)	(4,570)
Non-compete agreements	—	(320)
Other	(63)	(82)

	(441)	(4,972)
Net carrying value:
Customer contracts	1,762	12,712
Non-compete agreements	—	3,518
Other	265	246

	$2,027	$16,476

Amortization expense was $4,531 for fiscal 2007, $432 for fiscal 2006 and $9 for fiscal 2005. Estimated future amortization expense related to other intangible assets as of December 29, 2007 were as follows:

2008	$6,902
2009	4,203
2010	3,144
2011	1,595
2012	386

$16,230

NOTE 6—ACQUISITIONS
The Company accounts for acquisitions using the purchase method of accounting in accordance with SFAS 141, “Business Combinations” (“SFAS 141”). Under the purchase method, assets acquired and liabilities assumed from acquisitions are recorded at their fair values as of the acquisition date. Any excess of the purchase price over the fair values of the net assets acquired are recorded as goodwill. Purchased intangibles and goodwill are not deductible for tax purposes. However, purchase accounting allows for the establishment of deferred tax liabilities on purchased intangibles, other than goodwill.

Zendor.com Ltd.
On December 14, 2007, the Company completed the acquisition of Zendor.com Ltd. (“Zendor”) pursuant to the terms of an Agreement and Plan of Merger dated November 30, 2007 (“Zendor Agreement”). Zendor is a United Kingdom-based provider of fulfillment, customer care and e-commerce solutions. The Company believes the acquisition establishes it as an end-to-end e-commerce solution provider capable of delivering integrated, multichannel e-commerce solutions to both the U.K. and global retailers and brands. As consideration for the acquisition of Zendor, the Company paid approximately $9,133 in cash, including estimated acquisition related transaction costs of approximately $1,300. In addition, in fiscal 2008, the Company is required to pay Zendor the excess value, if any, of Zendor’s net assets on the acquisition date over a targeted threshold, as defined in the Zendor Agreement. Acquisition related transaction costs include advisory, legal and other external costs directly related to the merger. Zendor’s results of operations are included in the Company’s results of operations beginning on the acquisition date of December 14, 2007. The acquisition was funded by the Company from its working capital.
In accordance with SFAS 141, the preliminary allocation of the purchase price over the estimated fair value of the tangible and identifiable intangible assets acquired resulted in $3,041 recorded as goodwill. Pro forma disclosures related to this acquisition are not included as the acquisition is not material. The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change. The areas of the purchase price that are not yet finalized relate primarily to intangible assets, goodwill and deferred income tax assets, as the Company has just begun its valuation of Zendor’s net assets. Final adjustments could result in a materially different allocation of the purchase price, which will affect the value assigned to tangible and/or intangible assets acquired from Zendor. The following table summarizes the preliminary estimated fair values of the Zendor assets acquired and liabilities assumed, including cash acquired, as of the acquisition date:

Total current assets	$9,830
Property, plant and equipment	3,089
Goodwill	3,041

Total assets acquired	15,960

Total liabilities assumed	(6,827)

Net assets acquired	$9,133

Accretive Commerce, Inc.
On September 10, 2007, the Company completed the acquisition of Accretive Commerce, Inc. (“Accretive”) pursuant to the terms of an Agreement and Plan of Merger dated August 16, 2007 (“Accretive Agreement”). Accretive is an e-commerce solutions provider that offers e-commerce technology, customer care and fulfillment solutions as well as related services. Accretive’s clients are primarily in the merchandise categories of apparel, home, health and beauty, and specialty foods. The Company believes the acquisition of Accretive strengthens its position in the e-commerce industry and enhances stockholder value by expanding its infrastructure and expanding its client base. As consideration for the acquisition of Accretive, the Company paid $97,500 in cash, of which $11,300 will be held in escrow for a period of 18 months to secure the indemnification obligations under the Accretive Agreement. The acquisition was financed by the Company from its working capital.

In accordance with SFAS 141, the total preliminary purchase price is $98,600, including estimated acquisition related transaction costs of approximately $1,100. Acquisition related transaction costs include advisory, legal and other external costs directly related to the merger. Accretive’s results of operations are included in the Company’s Consolidated Statement of Operations beginning on the acquisition date of September 10, 2007. The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to fixed and intangible assets, goodwill and deferred income tax assets, as the Company is still in the process of completing its valuation of Accretive’s net assets. Final adjustments could result in a materially different allocation of the purchase price, which will affect the value assigned to tangible and/or intangible assets acquired from Accretive. The following table summarizes the preliminary estimated fair values of the Accretive assets acquired and liabilities assumed, including cash acquired, as of the acquisition date:

Total current assets	$19,325
Property, plant and equipment	9,165
Identifiable intangible assets:
Customer contracts	15,142
Employee non-compete agreements	3,838
Goodwill	61,930
Other assets	8,424

Total assets acquired	117,824
Total current liabilities	(17,387)
Total non-current liabilities	(1,837)

Total liabilities assumed	(19,224)

Net assets acquired	$98,600

The majority of the Company’s total intangible assets are derived from the Accretive acquisition. See Note 5, Goodwill and Other Intangible Assets, for the weighted average amortization period of intangible assets.
In connection with the acquisition, the Company recorded exit cost liabilities of $6,100, which includes $3,100 of severance payments and related benefits for employees of Accretive terminated or notified of their pending termination and $3,000 of lease payments for certain facilities that have been exited or will be exited prior to the expiration of their leases. These amounts are included in the table above. These liabilities are subject to further adjustment based on finalization of these exit activities. Any adjustment to the exit liabilities within a one year period from the acquisition date will be recorded in purchase accounting and will impact the net assets acquired. In fiscal 2007, $600 was charged against the accrual, and as of December 29, 2007, there is $5,500 remaining in the exit cost liability.
Unaudited Pro Forma Financial Information
The financial information in the table below summarizes the combined results of operations of the Company and Accretive on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had actually taken place at the beginning of each of the periods presented and is not intended to be a projection of future results or trends. The unaudited pro forma financial information for all periods presented includes pro-forma adjustments, net of any applicable tax for amortization expense from the acquired intangible assets, elimination of management fees paid by Accretive to its parent, a reduction to interest income on the Company’s marketable securities used to fund the acquisition, and an increase to depreciation expense. Final adjustments to the purchase accounting discussed above could result in a material charge to the pro-forma results.

	Fiscal Year Ended (unaudited)
	December 30,	December 29,
	2006	2007
Net revenues	$682,976	$804,969
Net income (loss) prior to cumulative effect of change in accounting principle	$44,605	$(4,941)
Net income (loss)	$44,873	$(4,941)

Basic earnings (loss) per share:
Prior to cumulative effect of change in accounting principle	$0.98	$(0.11)
Net earnings (loss) per share	$0.99	$(0.11)

Diluted earnings (loss) per share:
Prior to cumulative effect of change in accounting principle	$0.92	$(0.11)
Net earnings (loss) per share	$0.93	$(0.11)

Aspherio S.L.
In fiscal 2005, the Company acquired an irrevocable right that conveyed the voting and economic rights to shares representing 51% of the outstanding shares in Aspherio S.L., now known as GSI Commerce Solutions International, S. L. (“GSI International”), a Barcelona, Spain-based provider of outsourced e-commerce solutions, for approximately $578, including acquisition expenses. In fiscal 2006, the Company acquired outright all of the outstanding shares in GSI International. The remaining purchase price was $2,629 in cash, and pursuant to its agreement with the shareholders of GSI International, the Company elected to deliver 82,638 shares of GSI common stock (valued at $15.73 per share) in lieu of $1,300 in cash.
In accordance with SFAS 141, the allocation of the purchase price over the estimated fair value of the tangible and identifiable intangible assets acquired resulted in $4,333 recorded as goodwill, of which $3,854 was recorded in fiscal 2006 and $479 was recorded in fiscal 2005. Aspherio’s results of operations are included in the Company’s Consolidated Statement of Operations beginning in July 2005. Pro forma disclosures related to this acquisition are not included as the acquisition is not material.
Other
In fiscal 2006, the Company purchased the remaining minority interest of a joint venture for $3,220, including direct acquisition expenses. The joint venture was created in fiscal 2003 and was party to certain of the Company’s contracts. The purchase price was allocated to the identifiable intangible assets acquired, and resulted in a $2,140 intangible asset, which is being amortized on a straight-lined basis over its useful life of seventeen months. Amortization expense was $1,511 and $378 in fiscal 2007 and fiscal 2006, respectively.
NOTE 7—LONG-TERM DEBT AND CREDIT FACILITY
The following table summarizes the Company’s long-term debt as of:

	December 30,	December 29,
	2006	2007

Convertible notes	$57,500	$207,500
Notes payable	13,037	12,858
Capital lease obligations	329	16,793

	70,866	237,151
Less: Current portion of notes payable	(181)	(193)
Less: Current portion of capital lease obligations	(329)	(2,213)

	$70,356	$234,745

3% Convertible Notes due 2025
In fiscal 2005, the Company completed a public offering of $57,500 aggregate principal amount of 3% subordinated convertible notes due June 1, 2025. The notes bear interest at 3%, payable semi-annually on June 1 and December 1.
Holders may convert the notes into shares of the Company’s common stock at a conversion rate of 56.1545 shares per $1,000 principal amount of notes (representing a conversion price of approximately $17.81 per share), subject to adjustment, on or prior to the close of business on the business day immediately preceding May 1, 2010. Holders may convert only if (i) the trading price of the notes for a defined period is less than 103% of the product of the closing sale price of the Company common stock and the conversion rate or (ii) the Company elects to make certain distributions of assets or securities to all holders of common stock. Upon conversion, the Company will have the right to deliver, in lieu of shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock, which is at the Company’s election. At any time prior to the maturity date, the Company may irrevocably elect to satisfy the Company’s conversion obligation with respect to the principal amount of the notes to be converted with a combination of cash and shares of the Company’s common stock, which is at the Company’s election. If holders elect to convert their notes in connection with a fundamental change (any transaction or event, as defined in the Indenture, whereby more than 50% of the Company’s common stock is exchanged, converted and/or acquired) that occurs on or prior to June 1, 2010, the Company is required to deliver shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock, which is at the Company’s election, inclusive of a make whole adjustment that could result in up to 11.23 additional shares issued per $1,000 principal amount of notes. This make-whole adjustment is based on the sale price of the Company’s common stock.

At any time on or after June 6, 2010, the Company may redeem any of the notes for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, up to but excluding the redemption date. Holders may require the Company to repurchase the notes at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, on June 1 of 2010, 2015 and 2020, or at any time prior to maturity upon the occurrence of a designated event.
The estimated fair market value of the subordinated convertible notes was $73,241 as of December 29, 2007 and $72,666 as of December 30, 2006 based on quoted market prices.
2.5% Convertible Notes due 2027
In July 2007, the Company completed a private placement of $150,000 of aggregate principal amount of 2.5% subordinated convertible notes due June 1, 2027, raising net proceeds of approximately $145,000, after deducting initial purchaser’s discount and issuance costs. The notes bear interest at 2.5%, payable semi-annually on June 1 and December 1.
Holders may convert the notes into shares of the Company’s common stock at a conversion rate of 33.3333 shares per $1,000 principal amount of notes (representing a conversion price of approximately $30.00 per share), subject to adjustment, at any time prior to the close of business on the scheduled trading day immediately preceding March 1, 2014 and at any time on or after June 8, 2014 and prior to the close of business on the scheduled trading day immediately preceding March 1, 2027. Holders may convert, in whole or in part, into shares of the Company’s common stock (or cash or a combination of the Company’s common stock and cash, if the Company so elects) if (i) after any five consecutive trading day period in which the trading price of the notes was less than 98% of the product of the closing sale price of the Company’s common stock and the applicable conversion rate, (ii) after the calendar quarter ending September 30, 2007, if the closing sale price of the Company’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter, (iii) upon the occurrence of specified corporate events or (iv) if the Company calls the notes for redemption.
Upon conversion, the Company will have the right to deliver, in lieu of shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock. At any time on or prior to the 25th scheduled trading day prior to the maturity date, the Company may irrevocably elect to satisfy its conversion obligation by delivering cash for the principal amount of the notes and, if applicable, shares of the Company’s common stock for any amount in excess thereof. If holders elect to convert their notes in connection with certain make whole fundamental changes (as defined in the Indenture governing the Company’s 2.5% notes) that occur on or prior to June 1, 2014, the Company will increase the applicable conversion rate for the notes such that the holders will be entitled to receive up to 7.71 additional shares of common stock per $1,000 principal amount of notes (or cash, or a combination of cash and shares of common stock, if the Company so elects) upon conversion. This make-whole adjustment is based on the sale price of the Company’s common stock. No adjustment to the conversion rate will be made if the stock price is less than $24.36 per share or if the stock price exceeds $100.00 per share.
At any time on or after June 8, 2014, the Company may redeem any of the notes for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, up to but excluding, the redemption date. If a fundamental change occurs prior to the maturity of the notes, the holders may require the Company to repurchase all or part of their notes at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. In addition, the holders may require the Company to repurchase all or part of their notes for cash on June 1 of 2014, 2017 and 2022, respectively, at a repurchase price equal to 100% of their principal amount, plus any accrued or unpaid interest, if any, to, but excluding, the date of repurchase.
The estimated fair market value of the subordinated convertible notes was $145,260 as of December 29, 2007 based on quoted market prices.

Note Payable
In fiscal 2004, a wholly-owned subsidiary of the Company entered into an agreement to purchase a new corporate headquarters in King of Prussia, Pennsylvania, together with an option to purchase an additional parcel of land. The purchase price for the building was $17,000. In connection with the purchase of the corporate headquarters, a wholly-owned subsidiary of the Company entered into a $13,000 mortgage note collateralized by a first lien on substantially all of the assets of that subsidiary, which have a carrying value of $18,134 as of December 29, 2007. The mortgage note has a term of ten years and six months, and bears interest at 6.32% per annum. The Company, in accordance with the terms of the mortgage note, provided a letter of credit in the amount of $3,000 as additional security and in fiscal 2005 completed initial capital improvements to the building reducing the letter of credit to $1,000 in accordance with the terms of the mortgage note. In connection with the credit facility, described more fully below, the Company is required to pledge $1,000 of its cash equivalents as collateral for the letter of credit. This collateral is classified as restricted cash and included in other assets, net on the balance sheet as of December 29, 2007 and December 30, 2006. The letter of credit may be reduced further to $500 if the Company has positive income for fiscal years 2006, 2007 and 2008. The Company recorded interest expense related to the note of $803 for fiscal 2007, $816 for fiscal 2006 and $825 for fiscal 2005. The estimated fair market value of the note payable approximated its carrying value as of December 29, 2007 and December 30, 2006 based on similar instruments.
Capital Lease Obligations
Certain of the Company’s warehouse equipment and computer hardware have been acquired under capital leases. The capital leases have maturity dates of January 2013 and August 2014 and bear interest at rates ranging from 6.51% to 7.42% per annum. Capital lease obligations were as follows:

December 29,
2007

Gross capital lease obligations	$20,653
Less: imputed interest	(3,860)

Total present value of future minimum lease payments	16,793
Less: current portion	(2,213)

Long-term portion	$14,580

Credit Facility
In fiscal 2006, the Company entered into a $5,000 one-year unsecured revolving credit facility with a bank. The credit facility provided for the issuance of up to $5,000 of letters of credit, which was included in the $5,000 available under the credit facility. In January 2008, this credit facility was replaced with a $2,000 credit facility with the same bank. The $2,000 credit facility is available only for the issuance of letters of credit. The credit facility contains certain financial and negative covenants which the Company was in compliance with as of December 29, 2007. The Company had $179 of outstanding letters of credit under the credit facility as of December 29, 2007.
In January 2008, the Company entered into a $75,000 five-year secured revolving credit facility with a syndicate of banks The $75,000 credit facility provides for the issuance of up to $20,000 of letters of credit, which is included in the $75,000 available under the credit facility. The credit facilities are collateralized by substantially all of the Company’s assets other than intellectual property. The Company may elect to have amounts outstanding under the credit facilities bear interest at either a LIBOR rate plus an applicable margin of 0.75% to 1.50%, the prime rate plus an applicable margin of 0.75% to 1.50%, or at the Federal Funds Open Rate plus 0.5%. The applicable margin is determined by the leverage ratio of funded debt to EBITDA, as defined in the credit facility. The credit facilities contain certain financial and negative covenants.
NOTE 8—COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is involved in various litigation incidental to its business, including alleged contractual claims, claims relating to infringement of intellectual property rights of third parties and claims relating to the manner in which goods are sold through its e-commerce platform. The Company does not believe, based on current knowledge, that any of these claims are likely to have a material adverse effect on its business, financial position or results of operations. However, the Company may incur substantial expenses and devote substantial time to defend third-party claims whether or not such claims are meritorious. In the event of a determination adverse to the Company, the Company may incur substantial monetary liability and may be required to implement expensive changes in its business practices or enter into costly royalty or licensing agreements. Any of these could have a material adverse effect on the Company’s business, financial position or results of operations. Expenditures for legal costs are expensed as incurred.

Operating and capital commitments
The following summarizes the Company’s principal operating and capital commitments as of December 30, 2007:

	Payments due by fiscal year
	2008	2009	2010	2011	2012	Thereafter	Total

Operating lease obligations(1)	$13,191	$11,059	$9,030	$6,768	$6,551	$18,507	$65,106
Purchase obligations(1)	74,169	—	—	—	—	—	74,169
Advertising and media agreements(1)	93	—	—	—	—	—	93
Client revenue share payments(1)	19,250	26,500	27,050	27,683	20,818	62,557	183,858
Debt interest(1)	6,801	6,259	5,241	4,509	4,497	15,855	43,162
Debt obligations	193	400	57,696	209	220	161,640	220,358
Capital lease obligations, including interest(2)	3,208	3,265	3,264	3,265	3,264	4,387	20,653

Total	$116,905	$47,483	$102,281	$42,434	$35,350	$262,946	$607,399

(1)	Not required to be recorded in the Consolidated Balance Sheet as of December 29, 2007, which is in accordance principles generally accepted in the United States of America.

(2)	Capital lease obligations, excluding interest, are recorded in the Consolidated Balance Sheets.
Approximately $1,000 of unrecognized tax benefits have been recorded as liabilities in accordance with FIN 48, and we are uncertain as to if or when such amounts may be settled; as a result, these obligations are not included in the table above.
The Company leases customer contact centers, fulfillment centers, office facilities and certain fixed assets under non-cancelable operating leases. Rent expense under operating lease agreements was $6,400 for fiscal 2007, $4,602 for fiscal 2006 and $2,730 for fiscal 2005. Certain of these leases contain customary renewal and extension provisions.
NOTE 9—STOCKHOLDERS’ EQUITY
Preferred Stock:
Under the Company’s Certificate of Incorporation, the maximum number of authorized shares of preferred stock, $.01 par value, is 5,000,000. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation and conversion and redemption rights. No preferred stock was issued or outstanding for fiscal 2007 or fiscal 2006.
Common Stock:
Under the Company’s Certificate of Incorporation, the maximum number of authorized shares of common stock, $.01 par value, is 90,000,000.
In June 2005, the Company completed the sale of approximately 1.9 million shares of common stock in the Company’s public offering, which raised approximately $25,943 in net proceeds, which the Company used for working capital and general corporate purposes, including acquisitions.
Stockholders Right Plan:
On April 2, 2006, the Board of Directors authorized 95 shares of Series A Junior Preferred Stock (“Series A”) and declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock to the stockholders of record on the close of business on April 14, 2006. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A, at a price of $85 per unit, subject to adjustment. However, the Rights are not exercisable unless certain events occur, such as a person or group acquiring or obtaining the right to acquire, or making a tender offer or exchange offer for, beneficial ownership of 20% or more of the Company’s outstanding common stock (or, in the case of any stockholder that as of April 2, 2006 beneficially owned 19% or more of the Company’s outstanding shares of common stock, 25.1% or more). Subject to certain exceptions, upon exercise of the Right, each holder of a Right will have the right to receive shares of the Company’s common stock, or other consideration, having a value equal to two times the exercise price of the Right. Additionally, at certain times, the Company has the right to redeem the Rights in whole, but not in part, at a price of $.001 per Right. The description and terms of the Rights are set forth in a Rights Agreement, dated April 2, 2006. The Rights will expire on April 14, 2016, unless the Rights are earlier redeemed or exchanged in accordance with the terms of the Rights Agreement. As of December 29, 2007, no Series A shares were issued or outstanding.

NOTE 10—SHARE-BASED AWARDS
The Company currently maintains the 2005 Equity Incentive Plan (“the Plan”) which provides for the grant of equity to certain employees, directors and other persons. As of December 29, 2007, 3,247 shares of common stock were available for future grants under the Plan. The equity awards granted under the Plan generally vest at various times over periods ranging up to five years and have terms of up to ten years after the date of grant, unless the optionee’s service to the Company is interrupted or terminated. Stock appreciation rights (“SARs”) may be granted under the Plan either alone or in tandem with stock options. No SARs have been granted to date under the plan.
Stock Options and Warrants
The following table summarizes the stock option activity for fiscal 2007:

			Weighted
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Shares	Exercise	Contractual	Intrinsic
	(in thousands)	Price	Life (in years)	Value
Outstanding at December 30, 2006	4,984	$9.97
Granted	—	$—
Exercised	(805)	$10.04
Forfeited/Cancelled	(16)	$12.38

Outstanding at December 29, 2007	4,163	$9.94	4.74	$40,049

Vested and expected to vest at December 29, 2007	4,153	$9.94	4.73	$39,956

Exercisable at December 29, 2007	4,094	$9.94	4.71	$39,420

No options were granted in fiscal 2006. During fiscal 2005, the Company granted to employees options to purchase an aggregate of 1,378 shares of the Company’s common stock at a weighted average fair value at grant date of $14.17. The total intrinsic value of options exercised was $10,461 for fiscal 2007, $7,504 for fiscal 2006 and $8,471 for fiscal 2005, as determined as of the date of exercise. Cash proceeds from options exercised during fiscal 2007 were $8,080. The total stock-based compensation cost recognized for stock options was $644 for fiscal 2007, $1,660 for fiscal 2006 and ($397) for fiscal 2005. As of December 29, 2007, there was approximately $69 of unrecognized pre-tax compensation cost, net of forfeitures, related to nonvested stock options, which is expected to be recognized over a weighted average period of approximately 0.4 years.
During fiscal 2006, the Company extended the post termination exercise period of 132 fully vested share options for one employee. As a result of that modification, the Company recognized additional stock-based compensation of $100.

The following table summarizes the warrant activity for fiscal 2007:

			Weighted
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Shares	Exercise	Contractual	Intrinsic
	(in thousands)	Price	Life (in years)	Value
Outstanding at December 30, 2006	303	$3.09
Granted	—	$—
Exercised	—	$—
Forfeited/Cancelled	(73)	$3.36

Outstanding at December 29, 2007	230	$3.01	3.11	$3,793

Vested and expected to vest at December 29, 2007	230	$3.01	3.11	$3,793

Exercisable at December 29, 2007	30	$6.48	2.01	$385

No warrants were granted or issued by the Company during fiscal 2007, fiscal 2006 or fiscal 2005. The total intrinsic value of warrants exercised was $0 for fiscal 2007, $2,281 for fiscal 2006 and $0 for fiscal 2005, as determined as of the date of exercise.
Restricted Stock Units
The Company also has issued restricted stock units to certain employees. The grant-date fair value of restricted stock units is based on the market price of the stock, and compensation cost is amortized to expense on a straight-line basis over the vesting period during which employees perform services.
The following summarizes the restricted stock unit activity for fiscal 2007:

		Weighted
	Number of	Average	Aggregate
	Shares	Grant Date	Intrinsic
	(in thousands)	Fair Value	Value
Nonvested shares at December 30, 2006	1,064	$14.90
Granted	1,095	$20.16
Vested	(223)	$21.02
Forfeited/Cancelled	(66)	$17.48

Nonvested shares at December 29, 2007	1,870	$23.40	$43,751

During fiscal 2006, the Company granted to employees restricted stock units to purchase an aggregate of 949 shares of the Company’s common stock at a weighted average fair value at grant date of $14.83. During fiscal 2005, the Company granted to employees restricted stock units to purchase an aggregate of 325 shares of the Company’s common stock at a weighted average fair value at grant date of $14.72.
The total intrinsic value of restricted stock units that vested was $4,676 for fiscal 2007, $1,164 for fiscal 2006 and $264 for fiscal 2005. The total stock-based compensation cost for restricted stock units was $6,694 for fiscal 2007, $3,242 for fiscal 2006 and $1,023 for fiscal 2005. As of December 29, 2007, there was approximately $17,513 of unrecognized pre-tax compensation cost, net of forfeitures, related to nonvested stock units, which is expected to be recognized over a weighted average remaining period of approximately 2.5 years.
During fiscal 2006, the Company accelerated the vesting period of 39 restricted stock units. As a result of that modification, the Company recognized additional stock-based compensation expense of $504.

Restricted Stock Awards
The Company also has issued restricted stock awards to certain employees. The grant-date fair value of restricted stock awards is based on the market price of the stock, and compensation cost is amortized to expense on a straight-line basis over the vesting period during which employees perform services. No restricted stock awards were granted during fiscal 2007, fiscal 2006, and fiscal 2005. As of December 29, 2007, there were 5 shares outstanding.
The total stock-based compensation cost recognized for restricted stock awards was $67 for fiscal 2007, $49 for fiscal 2006 and $60 for fiscal 2005. As of December 29, 2007, there was approximately $34 of unrecognized pre-tax compensation cost, net of forfeitures, related to nonvested stock awards, which is expected to be recognized over a weighted average remaining period of approximately 0.6 years. During fiscal 2007, five restricted stock awards vested with a weighted average grant date fair value of $9.51 and an intrinsic value of $112. For fiscal 2006 and fiscal 2005, the total intrinsic value of restricted stock awards that vested was $85 and $111, respectively.
The tax benefit recorded for stock-based compensation for stock options, restricted stock units and restricted stock awards was $4,537 for fiscal 2007, $2,679 for fiscal 2006 and $83 for fiscal 2005.
NOTE 11—INCOME TAXES
The income before income taxes and the related benefit from income taxes were as follows:

	Fiscal Year Ended
	December 31,	December 30,	December 29,
	2005	2006	2007
Income before income taxes:
Domestic	$3,020	$9,750	$3,816
Foreign	—	(45)	(864)

Total	$3,020	$9,705	$2,952

Provision for income taxes:
Current:
Federal	$—	$441	$64
State	302	438	682
Foreign	19	—	10

Total Current	$321	$879	$756

Deferred:
Federal	$—	$(42,035)	$1,032
State	—	(2,572)	(1,875)
Foreign	—	—	—

Total Deferred	$—	$(44,607)	$(843)

Total:
Federal	$—	$(41,594)	$1,096
State	302	(2,134)	(1,193)
Foreign	19	—	10

Total	$321	$(43,728)	$(87)

The significant components of net deferred tax assets and liabilities as of December 30, 2006 and December 29, 2007 consisted of the following:

	December 30,	December 29,
	2006	2007
Deferred tax assets:
Net operating loss carryforwards	$150,380	$162,532
Alternative minimum tax credits	441	1,011
Deferred revenue	5,283	8,073
Employee benefits	97	313
Inventory	1,167	1,346
Restructuring	—	2,096
Provision for doubtful accounts	341	684
Allowance for sales returns	2,568	2,657
Stock-based compensation	1,502	2,987
Investment impairment and losses	1,103	2,902
Accrued expenses	—	1,295
Amortization	1,011	3,323
Other	815	874

Total deferred tax assets	164,708	190,093
Valuation allowance	(115,381)	(121,417)

Total deferred tax assets, net of valuation allowance	49,327	68,676
Deferred tax liabilities:
Property and equipment, net	(2,132)	(3,110)
Amortization of intangibles	—	(6,218)

Total deferred tax liabilities	(2,132)	(9,328)

Net deferred tax asset	$47,195	$59,348

Until the fourth quarter of fiscal 2006, in the opinion of management, the Company was not certain of the realization of its deferred tax assets. Thus, a valuation allowance had been provided against federal and state deferred tax assets. In the fourth quarter of fiscal 2006, the Company evaluated the need for a full valuation allowance and concluded that a portion of the valuation allowance should be reduced. The Company determined that it is more likely than not that it will realize the benefit of a portion of these deferred tax assets. This was based primarily on the Company’s earnings history over the prior three years as well as expected future taxable income. In the fourth quarter of fiscal 2007, the Company updated its earnings history over the prior three years. In fiscal 2007 and fiscal 2006, included in the Company’s tax benefit was $1,227 and $47,195, respectively, resulting from the removal of a portion of the valuation allowance.
A valuation allowance has been recorded against $8,026 of deferred tax assets acquired in an acquisition in which a subsequent tax benefit when recognized will be allocated to reduce goodwill or other noncurrent intangible assets. The valuation allowance increased by approximately $6,036 during fiscal 2007.
In fiscal 2007 and fiscal 2006, there was an excess tax benefit generated from stock-based compensation under FAS 123(R) that was utilized to offset taxable income. The tax benefit from this deduction increased additional paid-in capital by $4,537 and $2,679, respectively rather than offsetting tax expense. With respect to net operating loss carryforwards and current year excess tax benefits under FAS 123(R), the Company has elected to track the use of net operating losses as they are tracked under tax law.
As of December 29, 2007, the Company had available federal net operating loss carryforwards of approximately $444,138 which expire in the years 2009 through 2027. As of December 29, 2007, the Company had available state net operating loss carryforwards of approximately $204,560 which expire in the years 2010 through 2027 and an immaterial amount of foreign net reporting losses that either begin expiring in 2021 or have no expiration date. The Company will continue to monitor all available evidence related to its ability to utilize these tax attributes. Approximately $21,593 of the federal net operating loss carryforwards relate to deductions generated by stock-based compensation and the tax benefit of these deductions when realized will increase equity.

As defined by Section 382 of the Internal Revenue Code (“Section 382”), generally, upon a change of control, a company is subject to limitations on its ability to use its pre-change of control net operating losses and certain built-in losses and deductions to offset taxable income in future years. This limitation also applies to subsidiaries’ net operating losses acquired as a result of an acquisition. The amount of pre-change of control net operating losses that can be utilized in any post-change of control tax year is limited to the product of the value of the company immediately before the change of control, multiplied by the long-term tax-exempt interest rate that is published by the Internal Revenue Service, in effect at the time the change of control occurs (“Section 382 Limitation”). Any portion of these limited net operating losses not used in a particular year may be carried to subsequent years until such time as another change of control occurs or the net operating losses expire unused (based on the original expiration date). There is no limitation, under Section 382, on the use of post-change of control net operating losses unless another change of control occurs at which point the pre-change of control Section 382 Limitation amount would either remain the same, or be reduced if the company’s value had declined since the previous change of control. The Company has in previous years incurred a change of control as well as acquired net operating losses in subsidiary acquisitions. The Company has federal net operating losses of approximately $231,469 which will expire as a result of the Section 382 Limitation regardless of the amount of future taxable income and thus has a full valuation allowance recorded against this deferred tax asset.
The differences between the statutory federal income tax rate and the effective income tax rate are provided in the following reconciliation:

	Fiscal Year Ended
	December 31,	December 30,	December 29,
	2005	2006	2007
Statutory federal income tax rate	34.0%	35.0%	35.0%
Increase (decrease) in taxes resulting from:
Valuation allowance	(34.0%)	(427.5%)	(10.0%)
State taxes	10.0%	(14.3%)	(26.3%)
Effect of federal rate change	0.0%	(46.5%)	0.0%
Other	0.6%	2.7%	(1.7%)

Effective income tax rate	10.6%	(450.6%)	(3.0%)

The Company and its subsidiaries are subject to income taxes in the U.S. federal jurisdiction and various state and foreign jurisdictions. Significant judgment is required in evaluating its tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite the Company’s belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. The Company adopted the provisions of FIN 48 on December 31, 2006, the first day of fiscal 2007. The impact of the adoption did not increase or decrease the Company’s liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2006	$437
Increases for tax positions related to prior years	281
Increases for tax positions related to current year	351
Decreases for tax positions related to prior years	(28)
Decreases as a result of a lapse of the statute of limitations	(27)

Balance at December 29, 2007	$1,014

As of December 29, 2007, changes to the Company’s tax contingencies that are reasonably possible in the next 12 months are not material. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate were $437 as of December 31, 2006 and $1,014 as of December 29, 2007. Unrecognized tax benefits related to the opening balance sheet of the acquired company was immaterial Further, the Company’s tax liability for periods prior to the acquisition is covered by an indemnity from the sellers.
The Company’s policy is to include interest and penalties related to the Company’s tax contingencies in income tax expense. The total amount of interest and penalties related to uncertain tax positions and recognized in the statement of earnings for fiscal 2007 was $44. The total amount of interest and penalties related to uncertain tax positions and recognized in the balance sheet as of December 29, 2007 was $70.
The Company is not currently undergoing any income tax audits nor has it been notified of any pending audits. For U.S. federal income taxes, the statute of limitations has expired through fiscal year 2003. The Internal Revenue Service can not assess additional taxes for closed years, but can adjust the net operating loss carryforward generated in those closed years until the statute of limitations for the year the net operating loss is utilized has expired.

The Company does not provide for U.S. taxes on undistributed earnings of foreign subsidiaries since the Company intends to invest such undistributed earnings indefinitely outside of the U.S. If such amounts were repatriated, the amount of U.S. income taxes would be immaterial.
NOTE 12—EARNINGS PER SHARE
Basic earnings per share for all periods has been computed in accordance with SFAS 128, “Earnings per Share.” Basic and diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the fiscal year.
The amounts used in calculating income per share data are as follows:

	Fiscal Year Ended
	December 31,	December 30,	December 29,
	2005	2006	2007

Net income for basic earnings per share	$2,699	$53,701	$3,039
Effect of convertible notes	—	2,008	—

Net income as adjusted for diluted earnings per share	$2,699	$55,709	$3,039

Weighted average shares outstanding — basic	43,216	45,174	46,433

Earnings per common share — basic	$0.06	$1.19	$0.07

Dilutive effect of stock units and awards	39	165	552
Dilutive effect of stock options and warrants	2,066	2,056	1,754
Dilutive effect of convertible notes	—	3,229	—

Weighted average shares outstanding — diluted	45,321	50,624	48,739

Earnings per common share — diluted	$0.06	$1.10	$0.06

The following is a summary of the securities outstanding during the respective periods that have been excluded from the calculations because the effect on net income per share would have been anti-dilutive:

	Fiscal Year Ended
	December 31,	December 30,	December 29,
	2005	2006	2007
Stock units and awards	—	17	20
Stock options and warrants	492	689	4
Convertible notes	3,229	—	5,715

	3,721	706	5,739

NOTE 13—MAJOR SUPPLIERS/ECONOMIC DEPENDENCY
The Company purchased inventory from two suppliers amounting to $44,201 or 18.0% and $31,288 or 12.7% of total inventory purchased during fiscal 2007, and from one supplier amounting to $81,331 or 28.6% of total inventory purchased during fiscal 2006 and $90,076 or 40.0% of total inventory purchased during fiscal 2005.
For fiscal 2007, sales to customers through one of the Company’s client’s e-commerce businesses accounted for 13.2% of its revenue, sales through another one of the Company’s client’s e-commerce businesses accounted for 11.9% of the Company’s revenue, and sales through the Company’s top five client’s e-commerce businesses accounted for 45.3% of the Company’s revenue.
For fiscal 2006, sales to customers through one of the Company’s client’s e-commerce businesses accounted for 14.9% of its revenue, sales through another one of the Company’s client’s e-commerce businesses accounted for 13.9% of the Company’s revenue, and sales through the Company’s top five client’s e-commerce businesses accounted for 52.9% of the Company’s revenue.

For fiscal 2005, sales to customers through one of the Company’s client’s e-commerce businesses accounted for 25.6% of its revenue, sales through another one of the Company’s client’s e-commerce businesses accounted for 12.8% of the Company’s revenue, and sales through the Company’s top five client’s e-commerce businesses accounted for 61.3% of the Company’s revenue.
No other supplier amounted to more than 10% of total inventory purchased for any period presented, nor did any one customer account for more than 10% of net revenues for any period presented.
NOTE 14—SEGMENT INFORMATION
Segments
At the end of fiscal 2007, the Company had one reportable segment: e-commerce services. Due to the acquisition of e-Dialog in February 2008, the Company changed the way the business is managed and evaluated the impact on segment reporting and determined that its business now consists of two reportable segments: e-commerce services and interactive marketing services. The Company has reclassified fiscal 2006 and fiscal 2007 segment disclosures to conform to the new segment presentation. For fiscal 2005, historical financial records are not available as the Company was just beginning its interactive marketing services functions. Specifically, the Company was not maintaining separate financial records for interactive marketing services and its operating results were immaterial to the Company’s consolidated results and its operating results were not reviewed by the Company’s chief operating decision maker. Accordingly, the Company maintains that it is impracticable to present such information. Therefore, segment information is not presented for fiscal 2005.
For e-commerce services, the Company delivers customized solutions to its clients through an integrated platform which is comprised of three components: technology, fulfillment and customer care. The Company offers each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. For interactive marketing services, the Company offers a full suite of online marketing, advertising, e-mail and design services.
The Company manages its segments based on an internal management reporting process that provides segment revenue and segment operating income before depreciation, amortization and stock-based compensation expense for determining financial decisions and allocating resources. The Company believes that segment operating income before depreciation, amortization and stock-based compensation expense is an appropriate measure of evaluating the operational performance of the Company’s segments. The Company uses this financial measure for financial and operational decision making and as a means to evaluate segment performance. It is also used for planning, forecasting and analyzing future periods. However, this measure should be considered in addition to, not as a substitute for, or superior to, income from operations or other measures of financial performance prepared in accordance with GAAP.
The Company manages its working capital on a consolidated basis and does not allocate long-lived assets to segments. In addition, segment assets are not reported to, or used by, the Company and therefore, pursuant to SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” total segment assets have not been disclosed.

The following tables present summarized information by segment:

	Fiscal Year Ended 2006
	E-Commerce	Interactive	Intersegment
	Services	Marketing Services	Eliminations	Consolidated
Net revenues	$600,732	$18,968	$(10,147)	$609,553
Costs and expenses before depreciation, amortization and stock-based compensation expense	563,963	17,215	(10,147)	571,031

Operating income before depreciation, amortization and stock-based compensation expense	36,769	1,753	—	38,522
Depreciation and amortization				21,297
Stock-based compensation expense				7,578

Income from operations				9,647

Interest expense				3,107
Interest income				(6,075)
Other expense, net				37
Loss on investments				2,873

Income before income taxes				$9,705

	Fiscal Year Ended 2007
	E-Commerce	Interactive	Intersegment
	Services	Marketing Services	Eliminations	Consolidated
Net revenues	$737,832	$26,894	$(14,769)	$749,957
Costs and expenses before depreciation, amortization and stock-based compensation expense	691,749	22,279	(14,769)	699,259

Operating income before depreciation, amortization and stock-based compensation expense	46,083	4,615	—	50,698
Depreciation and amortization				37,337
Stock-based compensation expense				8,419

Income from operations				4,942

Interest expense				6,016
Interest income				(9,270)
Other expense, net				237
Loss on investments				5,007

Income before income taxes				$2,952

Products and Services
The Company has two product groups and one service group: product sales of sporting goods, other product sales, and service fees. The Company evaluates these product offerings based on their respective gross margins. The following table represents net sales attributable to the Company’s product and service groups:

	Fiscal Year Ended
	December 31,	December 30,	December 29,
	2005	2006	2007

Product groupings:
Product sales from sporting goods	$212,932	$314,696	$384,511
Other product sales	142,442	146,487	127,683

Service fees	85,018	148,370	237,763

Total net revenues	$440,392	$609,553	$749,957

NOTE 15—RELATED PARTY TRANSACTIONS
As of March 3, 2008, Liberty Media Corporation, through its subsidiary QVC, Inc., and QVC’s affiliate QK Holdings, Inc., beneficially owned approximately 19.7% of the Company’s outstanding common stock. On June 15, 2006, QK Holdings, Inc. exercised its warrant to purchase 300 shares of the Company’s common stock at an exercise price of $6.00 per share. The Company received $1,800 in proceeds from the exercise of the warrants. On April 13, 2007 the Company entered into an E-Commerce Distribution Agreement with QVC, Inc. (the “New QVC Agreement”) that replaced its existing agreement with iQVC, a division of QVC (the “Old QVC Agreement”), under which the Company provided technology, procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. Under the New QVC Agreement the Company provides procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. The terms of these sales are comparable to those with other similar clients.
On May 11, 2007, the Company entered into an agreement with QVC, Inc. (the “QVC NFL Agreement”), pursuant to which GSI makes NFL licensed merchandise available to QVC for QVC to sell both on its website and on live direct response television programs. GSI will be the exclusive provider of NFL licensed merchandise to QVC, subject to limited exceptions, and the GSI fulfillment network will fulfill product orders received from QVC’s website and the QVC live direct response programs.
The Company recognized net revenues of $7,809 during fiscal 2007 and $843 during fiscal 2006 on sales to QVC under these agreements.
As of March 3, 2008, SOFTBANK Capital Partners LLC and its affiliates collectively own approximately 17.4% of the Company’s outstanding common stock. Ronald D. Fisher, one of the Company’s directors, is vice-chairman of SOFTBANK Holdings Inc. and SOFTBANK Corp. and a managing general partner of SOFTBANK Capital Partners LP, which are affiliates of SOFTBANK Capital Partners LLC. Prior to July 2007, GSI owned approximately 11.5% the outstanding capital stock of Odimo, Inc. and prior to February 2007, SOFTBANK Capital Partners LLC and its affiliates collectively owned approximately 16.1% of the outstanding common stock of Odimo. At December 29, 2007, the Company owned 31 shares, or less than 1% of Odimo, and SOFTBANK Capital Partners LLC did not own any shares of Odimo.
On July 5, 2007 the Company entered into a Learning Management System Agreement (the “License Agreement”) with LRN Corporation (“LRN”). Affiliates of SOFTBANK Capital Partners LLC are investors in LRN. Under the License Agreement, LRN will provide the Company with software, content and integration services for online legal compliance training for a period of three years. The Company believes the terms of the License Agreement are comparable to the terms available to it from other third-party providers of these services. The Company will pay LRN approximately $200 during the license period.
In exchange for Rustic Canyon Partners forfeiting its right to designate one member to the Company’s board of directors on June 25, 2004, the Company’s board of directors approved the issuance to Rustic Canyon Partners of a warrant to purchase 13 shares of its common stock. On June 2, 2006, Rustic Canyon exercised its warrant to purchase 13 shares at an exercise price of $9.31. In lieu of paying the exercise price in cash, Rustic Canyon Partners elected to exercise the warrant on a net settlement basis. Accordingly, the Company released 5 shares to Rustic Canyon Partners. Mark S. Menell, one of the Company’s directors, is a partner of Rustic Canyon Partners.

The Company entered into an agreement as of December 20, 2005 with Interactive Commerce Partners LLC, or ICP, for certain financial advisory services in connection with the Company’s evaluation of two proposed transactions: a proposed acquisition and a proposed strategic relationship. M. Jeffrey Branman, one of the Company’s directors, was President and owner of ICP. Under the agreement, the Company agreed to pay ICP $450 upon the successful consummation of the proposed acquisition and $50 upon the successful consummation of the proposed strategic relationship. On February 3, 2006, the Company agreed to pay ICP $350 in connection with the proposed acquisition, which it chose not to pursue. ICP also earned $50 upon the successful completion of the strategic relationship in the first quarter of fiscal 2006.
NOTE 16—QUARTERLY RESULTS (UNAUDITED)
The following tables contain selected unaudited Statement of Operations information for each quarter of fiscal 2006 and 2007. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	For the Fiscal Year Ended December 30, 2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Net revenues	$114,243	$119,628	$118,475	$257,207
Gross profit	$47,177	$46,592	$57,664	$126,868
Net income (loss)	$(4,371)	$(3,581)	$(6,215)	$67,868
Income (loss) per share — basic(1)	$(0.10)	$(0.08)	$(0.14)	$1.49
Income (loss) per share — diluted(1)	$(0.10)	$(0.08)	$(0.14)	$1.33
Weighted average shares outstanding — basic	44,680	44,993	45,344	45,679
Weighted average shares outstanding — diluted	44,680	44,993	45,344	51,285

(1)
The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.

During the fourth quarter of fiscal 2006, the Company recorded an income tax benefit of $43,728 from the reduction of a valuation allowance for deferred tax assets

	For the Fiscal Year Ended December 29, 2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Net revenues	$146,283	$131,264	$137,285	$335,125
Gross profit	$69,481	$65,482	$72,027	$186,426
Net income (loss)	$(2,345)	$(5,033)	$(6,086)	$16,503
Income (loss) per share — basic(1)	$(0.05)	$(0.11)	$(0.13)	$0.35
Income (loss) per share — diluted(1)	$(0.05)	$(0.11)	$(0.13)	$0.30
Weighted average shares outstanding — basic	45,999	46,391	46,567	46,774
Weighted average shares outstanding — diluted	45,999	46,391	46,567	57,432

(1)
The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.

NOTE 17—SUBSEQUENT EVENTS
On February 13, 2008, the Company completed the acquisition of e-Dialog, Inc. (“e-Dialog”) pursuant to the terms of an Agreement and Plan of Merger dated January 23, 2008 (“Agreement”). e-Dialog is a provider of advanced e-mail marketing services and solutions to more than 100 blue-chip companies in the U.S. and Europe. The Company believes the acquisition will significantly expand the breadth and depth of its interactive marketing services capabilities, its reach into existing and new vertical markets, and its growing European presence. The Company also believes that e-Dialog will benefit from its large scale and market-leading position in e-commerce and multichannel services. As consideration for the acquisition of e-Dialog, the Company paid $147,700 in cash, of which $17,500 will be held in escrow for a period of 15 months. In addition, the Company will be obligated to make an additional cash payment of $750 in fiscal 2009 if e-Dialog achieves minimum net revenue targets in fiscal 2008. In connection with the acquisition, the Company issued restricted stock units and restricted stock awards with an aggregate value of approximately $9,300 to employees of e-Dialog based on the market price of the Company’s stock on the grant date. Recipients are required to remain employed for specified periods of time subsequent to the acquisition in order to vest in the stock units. The $9,300 will be recognized as compensation cost, net of estimated forfeitures, over the required service period. The acquisition was financed by the Company in part from its proceeds from the issuance of its 2.5% subordinated convertible notes due 2027, and in part from its working capital.

The Company will account for the acquisition using the purchase method of accounting in accordance with SFAS 141. The total preliminary purchase price is $149,200, including the Company’s estimated acquisition related transaction costs of approximately $1,500. Acquisition related transaction costs include advisory, legal and other external costs directly related to the merger. Under the purchase method, assets acquired and liabilities assumed from e-Dialog will be recorded at their fair values as of the acquisition date. Any excess of the purchase price over the fair values of the net assets acquired will be recorded as goodwill. The table below presents preliminary estimated fair values which do not reflect the final allocation of the excess of the purchase price over the net book value of the net assets of e-Dialog, as the process to assign a fair value to the various tangible and intangible assets acquired, including goodwill, has only just commenced. Final adjustments could result in a materially different allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the Company’s Statements of Operations.
The following table summarized the preliminary estimated fair values of the e-Dialog assets acquired and liabilities assumed, including cash acquired, as of the acquisition date:

Total current assets	$12,131
Property, plant and equipment	3,444
Excess purchase price over fair value of net assets acquired	137,559
Other assets	775

Total assets acquired	153,909
Total current liabilities	(4,468)
Total non-current liabilities	(241)

Total liabilities assumed	(4,709)

Net assets acquired	$149,200

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